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                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Emerald Financial Corp.:


We consent to 1) the incorporation by reference in the amendment no. 1 to registration statement no. 333-77293 on Form S-4 of Fifth Third Bancorp of our report dated February 5, 1999, with respect to the consolidated statements of financial condition of Emerald Financial Corp. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K of Emerald Financial Corp. for the year ended December 31, 1998, 2) the use of our report referred to above, included herein in Annex F; and 3) the reference to our firm under the heading "Experts" in the registration statement.



                                       /s/ KPMG LLP

Cleveland, Ohio

May 14, 1999